Civeo Reports Second Quarter 2025 Results
Second Quarter Highlights:
•Reported revenues of $162.7 million, net loss of $3.3 million and Adjusted EBITDA of $25.0 million;
•Repurchased 883,000 common shares for $19.1 million at an average price of $21.64 per common share, or approximately 7% of Civeo's common shares outstanding as of March 31, 2025;
•Completed the previously announced acquisition of four villages in the Australian Bowen Basin;
•Awarded a previously announced four-year contract at Civeo's owned-villages in the Bowen Basin with expected revenues of A$250 million; and
•Awarded a previously announced three-year integrated services contract in the Bowen Basin with expected revenues of A$64 million.

HOUSTON, July 29, 2025 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the second quarter ended June 30, 2025.
“In the second quarter we delivered revenues and Adjusted EBITDA consistent with our expectations while accelerating the return of capital to shareholders,” said Bradley J. Dodson, Civeo's President and Chief Executive Officer. “We continued to drive margin expansion in our integrated services business and positioned our Australian segment for continued success supported by multiple key contract awards and the accretive acquisition of four new owned-villages in the Bowen Basin. Our Canadian business continues to face similar macroeconomic headwinds as previously discussed. In addition, we experienced typical seasonality effects which contributed to a cash consumption in the quarter driven by working capital. We continue to right-size our Canadian business while simultaneously pursuing opportunities to diversify our business away from the oil sands region.”

Mr. Dodson added, “We continued to deliver on our capital allocation framework, making significant progress in the second quarter toward our goal of repurchasing 20% of Civeo’s common shares outstanding. We repurchased 883,000 common shares, or approximately 7% of Civeo’s common shares outstanding as of March 31, 2025. We intend to continue opportunistically executing on our share repurchase authorization to complete the program.”

Second Quarter 2025 Results
In the second quarter of 2025, Civeo generated revenues of $162.7 million and reported a net loss of $3.3 million, or $0.25 per diluted share. During the second quarter of 2025, Civeo generated negative operating cash flow of $2.3 million and positive Adjusted EBITDA of $25.0 million.

By comparison, in the second quarter of 2024, Civeo generated revenues of $188.7 million and reported net income of $8.2 million, or $0.56 per diluted share. During the second quarter of 2024, Civeo produced operating cash flow of $32.4 million and Adjusted EBITDA of $31.9 million.
The year-over-year decrease in Adjusted EBITDA was primarily driven by decreased billed rooms at the Canadian lodges due to ongoing customer spending reductions, including lower turnaround activity.

The year-over-year decrease in operating cash flow was exacerbated by approximately $9.4 million in one-time collection of holdbacks associated with the wind-down of LNG-related mobile camp activity in the second quarter of 2024 as well as Australian cash taxes in the second quarter of 2025 not incurred in the second quarter of 2024 of approximately $15.8 million, including a one-time $9.4 million payment related to the 2024 tax year.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2025 to the results for the second quarter of 2024.)
Australia
During the second quarter of 2025, the Australian segment generated revenues of $112.7 million, operating income of $14.6 million and Adjusted EBITDA of $23.7 million, up from revenues of $108.6 million, operating income of $13.9 million and Adjusted EBITDA of $21.6 million in the second quarter of 2024. Results for the second quarter of 2025 include the impact of a weakened Australian dollar relative to the U.S. dollar, which negatively impacted revenues and Adjusted EBITDA by $3.2 million and $0.7 million, respectively.

Revenue from the Australian segment increased 4% period-over-period and Adjusted EBITDA was up 10%. The year-over-year increase was primarily driven by the recently completed acquisition of four owned-villages, which contributed $4.9 million in revenues in the last two months of the second quarter of 2025 as well as margin improvement in the integrated services business.

On May 7, 2025, Civeo announced that it had completed the acquisition of four villages and associated take-or-pay contracts in the Australian Bowen Basin, strengthening Civeo’s presence and deepening relationships with metallurgical coal producers in the Basin. Approximately two months of results are included in Civeo’s second quarter 2025 results.

Canada
During the second quarter of 2025, the Canadian segment generated revenues of $50.0 million, an operating loss of $1.9 million and Adjusted EBITDA of $7.5 million, compared to revenues of $79.5 million, operating income of $6.9 million and Adjusted EBITDA of $17.3 million in the second quarter of 2024.

Lodge occupancy in the Canadian oil sands region remains challenged as customers continue to reduce capital and operational spending. In the second quarter of 2025, the Canadian segment revenues declined 37% period-over-period driven by decreased billed rooms at the Canadian lodges as a result of ongoing customer spending reductions, including lower turnaround activity.

During the second quarter of 2025, the Canadian segment incurred implementation costs of approximately $0.5 million related to the cold-closure of two lodges, which are excluded from Adjusted EBITDA. In light of the macroeconomic factors influencing the global oil market, the Company is continuing to evaluate additional cost saving actions to right size its North American cost structure.
Financial Condition
As of June 30, 2025, Civeo had total liquidity of approximately $72.8 million. Civeo's total debt at June 30, 2025 was $168.7 million, a $81.3 million increase from March 31, 2025. Civeo's net debt at June 30, 2025 was $154.0 million, a $95.0 million increase since March 31, 2025 attributable to the recent acquisition and share repurchases, bringing Civeo's reported net leverage ratio to 2.0x as of June 30, 2025.
In the second quarter of 2025, Civeo repurchased approximately 883,000 shares for approximately $19.1 million at an average price of $21.64 per share. As previously disclosed, the Board authorized an increase to the Company's share repurchase program and Civeo intends to use no less than 100% of its annual free cash flow to complete the program as market conditions allow.

During the second quarter of 2025, Civeo invested $4.5 million in capital expenditures compared to $5.3 million invested during the second quarter of 2024. Capital expenditures in both periods were primarily related to maintenance spending on the Company’s lodges and villages.

Full Year 2025 Guidance
For the full year of 2025, Civeo is maintaining its revenue and Adjusted EBITDA guidance ranges of $640 million to $670 million and $86 million to $96 million, respectively.

The Company is maintaining its full year 2025 capital expenditure guidance range of $20 million to $25 million.

Conference Call
Civeo will host a conference call to discuss its second quarter 2025 financial results today at 8:30 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13755145#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13755145#.

About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Australian natural resource regions and the Canadian oil sands. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently owns and operates a total of 28 lodges and villages in Australia and North America with an aggregate of approximately 27,500 rooms. In addition, Civeo operates and provides hospitality services at 24 customer-owned locations with approximately 19,500 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends, expectations with respect to Adjusted EBITDA, capital expenditures, future revenues, share repurchases, free cash flow generation, cost reductions, integration of the Australian asset acquisition and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of coal, iron ore, oil, natural gas and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate any future acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, geopolitical events, inflation, global weather conditions, natural disasters, including wildfires, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenues	$162,694	$188,713	$306,738	$354,833

Costs and expenses:
Cost of sales and services	121,531	140,834	236,146	271,279
Selling, general and administrative expenses	20,470	17,433	38,655	36,073
Depreciation and amortization expense	17,827	17,059	34,080	33,829
Impairment expense	—	—	—	7,823
(Gain) loss on sale of McClelland Lake Lodge assets, net	—	87	—	(5,988)
Other operating expense	66	188	573	486
	159,894	175,601	309,454	343,502
Operating income (loss)	2,800	13,112	(2,716)	11,331

Interest expense	(2,699)	(2,203)	(4,318)	(4,563)
Interest income	75	54	101	97
Other income	119	310	466	763
Income (loss) before income taxes	295	11,273	(6,467)	7,628
Income tax expense	(3,606)	(3,786)	(6,694)	(5,337)
Net income (loss)	(3,311)	7,487	(13,161)	2,291
Less: Net income (loss) attributable to noncontrolling interest	3	(740)	(5)	(803)
Net income (loss) attributable to Civeo Corporation	$(3,314)	$8,227	$(13,156)	$3,094

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$(0.25)	$0.57	$(0.98)	$0.21
Diluted	$(0.25)	$0.56	$(0.98)	$0.21

Weighted average number of common shares outstanding:
Basic	13,177	14,518	13,387	14,586
Diluted	13,177	14,600	13,387	14,678

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2025	December 31, 2024
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$14,638	$5,204
Accounts receivable, net	104,491	89,038
Inventories	5,822	7,537
Prepaid expenses and other current assets	14,258	8,674
Total current assets	139,209	110,453

Property, plant and equipment, net	265,138	204,897
Goodwill, net	7,411	7,001
Other intangible assets, net	73,441	66,502
Operating lease right-of-use assets	14,575	9,401
Other noncurrent assets	9,065	6,818
Total assets	$508,839	$405,072

Current liabilities:
Accounts payable	$44,702	$39,971
Accrued liabilities	39,403	34,933
Income taxes payable	82	10,853
Deferred revenue	2,838	2,501
Other current liabilities	5,213	4,388
Total current liabilities	92,238	92,646

Long-term debt	168,672	43,299
Deferred income taxes	5,813	3,558
Operating lease liabilities	11,066	6,655
Other noncurrent liabilities	21,612	21,916
Total liabilities	299,401	168,074

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,633,022	1,631,823
Accumulated deficit	(1,020,236)	(980,720)
Treasury stock	(10,775)	(10,130)
Accumulated other comprehensive loss	(392,573)	(404,600)
Total Civeo Corporation shareholders' equity	209,438	236,373
Noncontrolling interest	—	625
Total shareholders' equity	209,438	236,998
Total liabilities and shareholders' equity	$508,839	$405,072

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2025	2024

Cash flows from operating activities:
Net income (loss)	$(13,161)	$2,291
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	34,080	33,829
Impairment charges	—	7,823
Deferred income tax benefit	(1,868)	(4,344)
Non-cash compensation charge	1,199	1,158
Gains on disposals of assets	(261)	(6,104)
Provision (benefit) for credit losses, net of recoveries	(9)	34
Other, net	581	1,257
Changes in operating assets and liabilities:
Accounts receivable	(10,313)	15,229
Inventories	2,049	(1,525)
Accounts payable and accrued liabilities	(1,718)	(17,166)
Taxes payable	(13,089)	5,836
Other current and noncurrent assets and liabilities, net	(8,248)	25
Net cash flows provided by (used in) operating activities	(10,758)	38,343

Cash flows from investing activities:
Capital expenditures	(9,769)	(10,929)
Acquisitions and related payments	(64,948)	—
Proceeds from dispositions of property, plant and equipment	273	10,617
Other, net	—	183
Net cash flows used in investing activities	(74,444)	(129)

Cash flows from financing activities:
Revolving credit borrowings (repayments), net	119,223	(15,825)
Debt issuance costs	(423)	—
Dividends paid	(3,437)	(7,368)
Repurchases of common shares	(22,474)	(9,852)
Taxes paid on vested shares	(645)	(1,067)
Net cash flows provided by (used in) financing activities	92,244	(34,112)

Effect of exchange rate changes on cash	2,392	10
Net change in cash and cash equivalents	9,434	4,112

Cash and cash equivalents, beginning of period	5,204	3,323
Cash and cash equivalents, end of period	$14,638	$7,435

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Australia	$112,672	$108,608	$216,318	$200,345
Canada	50,022	79,527	90,420	146,687
Other	—	578	—	7,801
Total revenues	$162,694	$188,713	$306,738	$354,833

EBITDA (1)
Australia	$23,612	$21,551	$44,052	$36,073
Canada	6,963	17,154	5,708	28,773
Corporate, other and eliminations	(9,832)	(7,484)	(17,925)	(18,120)
Total EBITDA	$20,743	$31,221	$31,835	$46,726

Adjusted EBITDA (1)
Australia	$23,663	$21,605	$44,148	$41,943
Canada	7,452	17,337	7,224	23,020
Corporate, other and eliminations	(6,107)	(7,025)	(13,709)	(15,244)
Total adjusted EBITDA	$25,008	$31,917	$37,663	$49,719

Operating income (loss)
Australia	$14,573	$13,856	$27,212	$21,144
Canada	(1,915)	6,854	(11,944)	8,559
Corporate, other and eliminations	(9,858)	(7,598)	(17,984)	(18,372)
Total operating income (loss)	$2,800	$13,112	$(2,716)	$11,331

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Supplemental Operating Data - Australian Segment
Revenues
Accommodation revenue (1)	$52,682	$48,914	$99,505	$96,021
Food and other services revenue (3)	59,990	59,694	116,813	104,324
Total Australian revenues	$112,672	$108,608	$216,318	$200,345

Costs
Accommodation cost	$25,890	$23,613	$48,961	$46,207
Food and other services cost	53,163	54,527	103,814	95,431
Indirect other cost	3,424	2,897	6,422	5,512
Total Australian cost of sales and services	$82,477	$81,037	$159,197	$147,150

Average daily rates (4)	$76	$78	$76	$77

Billed rooms (5)	690,506	625,353	1,316,142	1,239,289

Australian dollar to U.S. dollar	$0.641	$0.659	$0.634	$0.658

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$42,590	$72,259	$76,026	$132,046
Mobile facility rental revenue (2)	434	356	653	1,350
Food and other services revenue (3)	6,998	6,912	13,741	13,291
Total Canadian revenues	$50,022	$79,527	$90,420	$146,687

Costs
Accommodation cost	$30,618	$48,197	$59,483	$93,917
Mobile facility rental cost	135	1,401	135	4,052
Food and other services cost	6,237	6,314	12,710	12,454
Indirect other cost	2,047	2,937	4,354	5,683
Total Canadian cost of sales and services	$39,037	$58,849	$76,682	$116,106

Average daily rates (4)	$94	$96	$94	$97

Billed rooms (5)	449,970	752,364	808,667	1,362,396

Canadian dollar to U.S. dollar	$0.723	$0.731	$0.710	$0.736

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food services, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CIVEO CORPORATION
SUPPLEMENTAL OPERATIONS BY SERVICE TYPE BY REGION DATA
(U.S. dollars in thousands)
(unaudited)

The following table sets forth certain supplemental data for our Australia and Canada segment revenues attributable to the asset-light (“Catering and Facility Management”) portion of the Company’s business and the asset-intensive (“Accommodations and Infrastructure”) portion of the Company’s business. We provide Catering and Facility Management services to both customer-owned assets and Company-owned villages and lodges. When we provide Catering and Facility Management services to customer-owned assets, it is reflected in “Food and other services” in our Supplemental Quarterly Segment and Operating Data. However, when we provide those same services to customers at our owned villages and lodges, it is reflected in “Accommodation and other services”, which also includes the Accommodations and Infrastructure component of our owned villages and lodges. This is because we bill our customers in one combined rate for both Accommodations and Infrastructure services and Catering and Facility Management services at Company-owned villages and lodges.

The purpose of the disclosure below is to disaggregate the embedded Catering and Facility Management revenues from the “Accommodation and other services” revenues associated with our owned villages and lodges that is included in our Supplemental Quarterly Segment and Operating Data. To do so, we apply a margin that is equal to Civeo’s margin in similar services we provide to customer-owned assets to the cost of sales that are associated with Catering and Facility Management services within “Accommodation and other services” for our owned villages and lodges. This table provides investors a supplemental view of the services provided by the Company which could assist with their valuation analysis.

	Three months ended June 30, 2025				Three months ended June 30, 2024
	Australia	Canada	Other	Total	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility management	$82,633	$29,952	$—	$112,585	$80,697	$44,732	$—	$125,429
Asset Intensive: Accommodations and Infrastructure	30,039	20,070	—	50,109	27,911	34,795	578	63,284
Total revenues	$112,672	$50,022	$—	$162,694	$108,608	$79,527	$578	$188,713

	Six months ended June 30, 2025				Six months ended June 30, 2024
	Australia	Canada	Other	Total	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility management	$159,292	$55,601	$—	$214,893	$145,026	$83,438	$549	$229,013
Asset Intensive: Accommodations and Infrastructure	57,026	34,819	—	91,845	55,319	63,249	7,252	125,820
Total revenues	$216,318	$90,420	$—	$306,738	$200,345	$146,687	$7,801	$354,833

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS

(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2025	2024	2025	2024	2025

EBITDA (1)	$20,743	$31,221	$31,835	$46,726	$56,358
Adjusted EBITDA (1)	$25,008	$31,917	$37,663	$49,719	$67,881
Net Leverage Ratio (2)					2.0x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2025	2024	2025	2024	2025

Net income (loss) attributable to Civeo Corporation	$(3,314)	$8,227	$(13,156)	$3,094	$(33,317)
Income tax expense	3,606	3,786	6,694	5,337	13,849
Depreciation and amortization	17,827	17,059	34,080	33,829	68,289
Interest income	(75)	(54)	(101)	(97)	(191)
Interest expense	2,699	2,203	4,318	4,563	7,728
EBITDA	$20,743	$31,221	$31,835	$46,726	$56,358
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	—	—	7,823	3,758
Net (gain) loss on disposition of McClelland Lake Lodge assets (b)	—	87	—	(5,988)	244
Cost saving initiatives (c)	474	—	1,438	—	1,438
Share-based compensation (d)	601	609	1,200	1,158	2,893
Shareholder activist costs	3,190	—	3,190	—	3,190
Adjusted EBITDA	$25,008	$31,917	$37,663	$49,719	$67,881

(a)Relates to asset impairments in the first and fourth quarters of 2024. In the fourth quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $3.2 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $0.5 million. In the first quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $5.7 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $2.1 million.

(b)Relates to proceeds received and expenses incurred associated with the dismantlement and sale of the McClelland Lake Lodge. In the fourth, third and second quarters of 2024, we recorded expenses associated with the sale of our McClelland Lake Lodge of $0.1 million, $0.2 million and $0.1 million, respectively, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations. In the first quarter of 2024, we recorded gains associated with the sale of the McClelland Lake Lodge of $6.1 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations.

(c)Represents implementation costs (primarily severance costs and real estate expense rationalization) incurred as part of cost savings initiatives.

(d)Represents share-based compensation expense associated with performance share awards, restricted share awards, restricted share units and deferred share awards.

(2)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA.
Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of June 30,
2025

Total debt	$168,672
Less: Cash and cash equivalents	14,638
Net debt	$154,034

Adjusted EBITDA for the twelve months ended June 30, 2025 (a)	$67,881
Adjustments to Adjusted EBITDA
Acquisition pro-forma EBITDA	12,460
Interest income	191
Cost saving initiatives (b)	(1,438)
Shareholder activist costs (b)	(3,190)
Bank-adjusted EBITDA	$75,904

Net leverage ratio (c)	2.0x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net loss attributable to Civeo Corporation
(b) Adjustments to EBITDA not allowed to be adjusted by our credit facility
(c) Calculated as net debt divided by bank-adjusted EBITDA

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2025

EBITDA Range (1)	$78.3	$88.3
Adjusted EBITDA Range (1)	$86.0	$96.0

(1)The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2025
	(estimated)

Net loss	$(19.2)	$(11.2)
Income tax expense	15.0	17.0
Depreciation and amortization	72.0	72.0
Interest expense	10.5	10.5
EBITDA	$78.3	$88.3

Adjustments to EBITDA
Shareholder activist costs	3.8	3.8
Cost saving initiatives	1.4	1.4
Share-based compensation	2.5	2.5
Adjusted EBITDA	$86.0	$96.0

CONTACTS:

Regan Nielsen
Civeo Corporation
Vice President, Corporate Development & Investor Relations
713-510-2400